Exhibit 21

       SUBSIDIARIES OF CHORUS COMMUNICATIONS GROUP, LTD.

       Mid-Plains, Inc.

       Mid-Plains Communications Systems, Inc.

              MPC of Illinois, Inc.

       PCS Wisconsin, LLC

       Pioneer Communications, Inc.

              Farmers Telephone Company

              Dickeyville Telephone Corporation